January 24, 2012

New Global Energy, Inc.

1621 Central Avenue

Cheyenne, WY 82001

Re:   Retainer Letter Securities and Exchange Commission S-1 Registration Statement.

Amended to correct Date

Gentlemen:

This will confirm the terms and conditions under which this firm will provide legal services to New Global Energy, Inc. (NGE) as follows.

I will provide consulting services with regard to the filing of an S-1 Registration Statement as referred to below which involve U.S. Federal Law and laws of the State of Florida.  It does not include third party fees such filing and/or service fees or other fees which are subject to your approval in advance.  They are provided subject to availability of counsel during that period and other services may be provided upon separate agreement between the parties.  Services under this agreement include:

Due Diligence Review:  I will review of the existing corporate structure, including the classes of authorized stock (common, preferred, etc.), the number of authorized shares, the number of outstanding shares for each class of stock, the rights and preferences of any classes of preferred stock, its past stock issuances, any outstanding convertible securities (such as warrants, options, or convertible debt), and any applicable federal or state security exemption filings.  This will include any necessary or preferred  amendments to  the NGE Articles of Incorporation.

 Registration Statement:  This agreement is for an S-1 registration statement, which includes drafting, filing (not including edgar fees) and responding to any comments from the Securities and Exchange Commission.  The S-1 requires an audit of the company’s financial statements -  normally the last two fiscal years, plus a review of any stub periods in the current fiscal year.  If requested, the S-1 will register most, if not all, of the company’s shares of common stock held by non-affiliates, enabling those shareholders to have the restrictive legend removed from their share certificate and sell the shares pursuant to the S-1 prospectus once the S-1 goes effective with the SEC.  This provides the shareholder base and free trading shares necessary to get through FINRA registration to obtain a trading symbol.

15c2-11:  Once the registration is effective I will prepare  a 15c2-11 package to deliver to a market maker for submission.  This includes the drafting, compiling necessary documents, and responding to comments from FINRA.

Matters will not be undertaken by us unless there is a specific request in writing which we acknowledged in writing.

This engagement will be considered effective upon the execution of this retainer agreement and payment of $60,000.00, which is considered to be earned as of the date of this agreement in order to retain services of the undersigned to the exclusion of any conflicting third party.    Matters undertaken will be billed at an hourly rate of $525.00 per hour in addition to this retainer amount plus approved expenses and third party services.

Bills for any third party expenses or other costs approved by you will be furnished monthly.   I will  charge for costs directly incurred in the course of this engagement.

Recommendations and advice concerning these matters are dependent entirely upon facts and information provided by you.    Delays in providing this information will directly cause delays in responses and in timely delivery of any forms for filing.   By signing this document you also agree that all information furnished in this process will be the most complete and accurate information available  and that any penalties which may be levied by any administrative agency or court for incomplete or inaccurate information will be paid by you,  and this firm will be indemnified by you for any losses sustained as a result of such incomplete or inaccurate information.  In addition, these services are furnished to and on behalf of New Global Energy, Inc.  To the extent that there is any conflict with any officer or member of the Company, they will be responsible for retaining their own counsel.  In addition, counsel  is given solely on behalf of the Company and no instruction or advice will be given which may be construed in any way as  advising or condoning the violation of any outstanding order of any court or administrative agency.

Clients are urged to stay current with payments, and I reserve the right to withdraw representation if accounts become delinquent, and your consent to this right to withdrawal is a condition of this representation.   My withdrawal right for payment delinquency applies at any stage of active transactions or litigation, and you agree to execute a stipulation for withdrawal or substitution of counsel should that situation arise.   If at any time we are forced to bring an action against you, either in arbitration or in a court of law, for payment of our fees and costs, we will be entitled to receive a reasonable attorney's fee and costs as part of the recovery.  You acknowledge that this retainer applies only to matters pursuant to  the laws of the United States and the State of Florida.

If the above terms for our engagement are satisfactory, please sign the attached copy of this letter and return it to us with payment within 5 days of the date hereof.

We look forward to working with you.

Very truly,

/s/

Perry Douglas West

Writer’s direct line:

321-636-5804

Fax:

321 632 7632

Email

pwest@perrydouglaswest.com

The above is understood and agreed to.

New Global Energy, Inc.

By: /s/____________________________

Dated:   January 24, 2012

Its: ______________________________